Exhibit 99.1

IR Contact: Jody Burfening Lippert/Heilshorn & Assoc. jburfening@lhai.com (212) 838-3777

GlobalOptions Group Completes Sale of its Forensic DNA Solutions
and Products Unit

NEW YORK, December 1, 2010 – GlobalOptions Group, Inc. (NASDAQ: GLOI) has completed the sale of the stock of The Bode Technology Group, Inc. (“Bode”), its Forensic DNA Solutions and Products subsidiary, to SolutionPoint International, Inc. for a total aggregate consideration of up to $30.5 million.

The total aggregate consideration consists of (i) $24.5 million in cash of which $2.5 million will be held in escrow until December 31, 2011; (ii) contingent consideration equal to 30% of revenues of Bode in excess of $27.0 million recognized for a period of one year from closing, with the total contingent consideration not to exceed $5.5 million; and (iii) $0.5 million as a result of a certain tax election made by SolutionPoint International, Inc.

Needham & Company, LLC served as financial advisor to GlobalOptions Group on this transaction.

GlobalOptions Group, Inc.
GlobalOptions Group (NASDAQ: GLOI) previously provided risk mitigation and management services, including forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations.  Additional information regarding GlobalOptions Group is available at our website at www.globaloptionsgroup.com.

Statements in this press release regarding the company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties including the successful integration of acquired businesses and revenue run rates.

Certain of these risks and uncertainties will be described in greater detail in GlobalOptions Group's filings with the Securities and Exchange Commission. GlobalOptions Group is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.